UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

            TALISMAN ENERGY INC.

(Exact name of Registrant as specified in its charter)

Canada	None
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 3400, 888 - 3rd Street S.W. Calgary, Alberta Canada	T2P 5C5
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.

Securities Act registration statement file number to which this form relates:	None (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

         None

(Title of Class)

Talisman Energy Inc. (the “Company”) entered into a Shareholder Rights Plan Agreement dated as of March 3, 1999. This agreement was amended and restated in 2002 to update its terms to reflect those prevalent in rights plans adopted by other Canadian public companies, to reflect the change of the rights agent and to extend the term of the agreement. In 2005, the agreement was amended to extend the term of the agreement and to re-set the exercise price of each Right (as defined below) to Cdn.$200, subject to adjustment. The Company’s Shareholder Rights Plan Agreement was further amended in 2008 to further extend the term of the agreement until 2011.

Items 1 and 2 of the Company’s Registration Statement on Form 8-A, which was filed on March 4, 1999, and later amended on June 9, 2005, are amended as set forth below. Any capitalized terms not defined herein shall have the meanings set forth in the Amendment to the Form 8-A filed on June 9. 2005.

Item 1.  Description of Securities.

The Board of Directors of the Company authorized the issuance of one common share purchase right (a “Right”) in respect of each common share of the Company (the “Common Shares”) outstanding at the close of business (Calgary time) on March 3, 1999 (the “Record Time”) and in respect of each Common Share issued after the Record Time and prior to the earlier of the Separation Time and the Expiration Time (as defined below). The description and terms of the Rights are set forth in a Shareholder Rights Plan Agreement, dated as of March 3, 1999, as amended and restated (the “Amended and Restated Agreement”) as of May 1, 2002 between the Company and Computershare Trust Company of Canada, as Rights Agent, and amended by the Shareholder Rights Plan Amendment Agreement (the “2005 Amendment Agreement”) dated as of May 3, 2005 between the Company and Computershare Trust Company of Canada, and as further amended by the Shareholder Rights Plan Amendment Agreement (the “2008 Amendment Agreement”) dated as of April 30, 2008 between the Company and Computershare Trust Company of Canada. The Amended and Restated Agreement, the 2005 Amendment Agreement and the 2008 Amendment Agreement are collectively referred to as the “Rights Agreement”.

Unless the Rights Agreement is otherwise terminated in accordance with its provisions or the Rights are earlier redeemed, the Rights will expire at the termination of the annual meeting of shareholders of the Company in 2011 (the “Expiration Time”).

The Amended and Restated Agreement, the 2005 Amendment Agreement and the 2008 Amendment Agreement are attached as Exhibits 1, 2 and 3 hereto and are incorporated by reference herein. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

Item 2.  Exhibits.

1.

Shareholder Rights Plan Agreement, dated as of March 3, 1999 and Amended and Restated as of May 1, 2002 between Talisman Energy Inc. and Computershare Trust Company of Canada which includes as Attachment 1 thereto the Form of Rights Certificate, incorporated herein by reference to Exhibit 1 of registrant’s Form 8-A12B/A registration statement as filed on June 9, 2005.

2.

Shareholder Rights Plan Amendment Agreement, dated as of May 3, 2005, between Talisman Energy Inc. and Computershare Trust Company of Canada, incorporated herein by reference to Exhibit 2 of registrant’s Form 8-A12B/A registration statement as filed on June 9, 2005.

3.	Shareholder Rights Plan Amendment Agreement, dated as of April 30, 2008, between Talisman Energy Inc. and Computershare Trust Company of Canada.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:   April 30, 2008

TALISMAN ENERGY INC.

By:	/s/ M. Jacqueline Sheppard
Name:	M. Jacqueline Sheppard
Title:	Executive Vice-President, Corporate and
Legal, and Corporate Secretary

Exhibit Index

Exhibit Number	Exhibit Description

1.

Shareholder Rights Plan Agreement, dated as of March 3, 1999 and Amended and Restated as of May 1, 2002 between Talisman Energy Inc. and Computershare Trust Company of Canada which includes as Attachment 1 thereto the Form of Rights Certificate, incorporated herein by reference to Exhibit 1 of registrant’s Form 8-A12B/A registration statement as filed on June 9, 2005.

2.

Shareholder Rights Plan Amendment Agreement, dated as of May 3, 2005, between Talisman Energy Inc. and Computershare Trust Company of Canada, incorporated herein by reference to Exhibit 2 of registrant’s Form 8-A12B/A registration statement as filed on June 9, 2005.

3.	Shareholder Rights Plan Amendment Agreement, dated as of April 30, 2008, between Talisman Energy Inc. and Computershare Trust Company of Canada.